Exhibit 3.212

Certificate of the Incorporation of a Company No. of Company: 101698 IT IS HEREBY CERTIFIED that BLACK FORREST LIMITED is this day incorporated under the Companies Act and that the company is li1nited. Given at Gibraltar, this 18th day of November Two Thousand and Eight. <'// i.AC